Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

Sparton Corporation Reaches Settlement With Insurers

( JACKSON, MICHIGAN)—June 30, 2005—Electronic Design and Manufacturing Services (EMS) provider Sparton Corporation (NYSE:SPA) announced today that it has reached a settlement, dated June 29, 2005, with Lumbermens Mutual Casualty Company and American Manufacturers Mutual Insurance Company.

This settlement is related to coverage under certain insurance policies previously issued to Sparton Corporation. For Sparton, the settlement reflects a recovery of a portion of the costs the Company incurred in its investigation and site remediation efforts at the Sparton Technology Inc. Coors Road site, located in Albuquerque, New Mexico, which remediation efforts began in 1983. Under the terms of the settlement, Sparton will receive $5,455,000 in cash. The settlement, to be recorded as income in June 2005, concludes a lengthy negotiation process and resolves litigation started in 1995.

About Sparton Corporation

Sparton Corporation (NYSE:SPA) now in its 105th year, provides design engineering and electronics contract manufacturing services utilizing seven manufacturing locations encompassing nearly 855,000 sq. ft. along with several alliance partner facilities throughout North America. Sparton has also opened a manufacturing plant in Vietnam that began operations in May 2005. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing, post-manufacturing and engineering services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, distribution management to field support.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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